Exhibit 99.1

HBE Acquisition—Heartbeat Experts

Heartbeat Experts (“HBE”) is a leading provider of stakeholder information that is essential for life sciences companies to gain drug approval, reimbursement, and adoption.  “Stakeholders” play increasingly important roles and consist of national, regional, and local key clinical, non-clinical, governmental, and other market access influencers such as physicians, academic researchers, scientists, patient advocates, private and public payers, government officials, regulatory authorities and their advisors.  These stakeholders continually change and are critical to the success of life sciences companies because they influence the commercial, clinical, regulatory, and reimbursement decisions and approvals necessary for the successful commercialization of life sciences products.  Stakeholder engagement is growing in complexity and importance because the nearly $1 trillion (in 2014, according to the IIHI report from the IMS Institute for Healthcare Informatics) life sciences industry itself is becoming more global, more complex, and payers are more influential in decision-making.  The top global clinical opinion leaders alone no longer dictate what products are utilized in each market.  Rather, life sciences companies must now rely on the complex, evolving networks of local stakeholders unique to each market and product to influence and achieve their product’s success.  Through data, services, and analytic tools, HBE provides critical information needed to identify, analyze, engage, and manage all levels and types of stakeholders in over 40 countries.  HBE serves a base of more than 100 clients, including all of the top 25 pharmaceutical companies (as determined by revenue), with globally diverse revenues across greater Europe (33%), North America (27%), and Asia Pacific (21%), along with substantial revenue contributions from key emerging markets such as Brazil.

HBE is complementary to our current business with life sciences customers, adding important capabilities and enabling us to access parts of global life sciences organizations outside the United States that we do not reach today.  We provide real world research-ready data and health economics and outcomes research analytic services to help life sciences customers measure and demonstrate the value of their therapeutic products; while HBE helps customers engage with key stakeholders in order to communicate that value effectively.  HBE is a natural extension of our services, as we provide the packaging of scientific and economic evidence into specific outputs that can be communicated to the stakeholder networks for each payer, and HBE provides the networks and analysis of with whom to communicate.  Together, we and HBE will provide customers a full solution for the critical engagement with, and communication of the value of their products to, key market stakeholders.  Through the combined global sales force, we plan to expand distribution of both our and HBE’s data and analytics solutions and services to life sciences companies globally.

On November 5, 2014 we signed a Securities Purchase Agreement by and among Truven Health Analytics Inc, HBE Solutions, LLC, the Sellers (as defined therein), and Jonah Meyers as the representative of the Sellers, the Warrantholders (as defined therein), and the EPU Holders (as defined therein).  The closing of this acquisition is subject to various conditions specified in the Securities Purchase Agreement.  The purchase price is expected to be approximately $20.0 million.  If the HBE acquisition had been consummated on October 1, 2013, we estimate we would have received incremental annual revenue and incremental annual Adjusted EBITDA in the ranges of approximately $24.0 million to $26.0 million and $4.0 million to $6.0 million respectively for the twelve months ended September 30, 2014.

JWA Acquisition—Joan Wellman and Associates, Inc.

Joan Wellman and Associates, Inc. (“JWA”) is a leading provider of lean consulting services to the healthcare industry.  To remain effective, healthcare service providers need to deliver high quality, reliable, safe care, with faster patient access at the lowest possible cost, as healthcare reform puts even greater pressure on thin margins.  Through its lean transformational consulting services, JWA helps healthcare clients achieve improvements in: operational and clinical quality, costs, healthcare access, employee and patient safety, and physician and staff engagement.  JWA consultants work hands-on, and often in-house, with client staff of all levels to build a culture of continuous improvement.  This deep relationship with their customers is appreciated by clients and leads to large, multi-year engagements with JWA.  Founder Joan Wellman is widely known as one of the pioneers in the industry, and JWA has had several highly publicized lean transformation successes, including the performance improvement achieved at Seattle Children’s Hospital.  In addition to lean consulting services, JWA provides study trips to hospitals that have already implemented lean processes, demonstrating the measurable return that can be achieved which often lead to follow-on engagements, and facility design services that integrate lean principles into the physical structure of hospitals.

JWA’s clients are primarily based in the United States.  With the April 2014 acquisition of Simpler Consulting, LLC, a company providing lean enterprise transformation services, we advanced our strategy of combining market-leading cost and quality analytics with advisory services to deliver impactful and tangible performance improvement solutions to its customers.  JWA brings complementary lean consulting capabilities and further extends our reach into the provider market.  New capabilities from JWA, such as facility design and lean training, are a natural extension of Simpler Consulting, LLC’s current capabilities, and will provide enhanced cross-selling opportunities to our well-established provider customer base.  JWA also increases thought leadership in lean enterprise transformation for healthcare and adds a geographical presence in the western United States.  The combination of Truven Health Analytics Inc, Simpler Consulting, LLC, and JWA will provide a comprehensive suite of performance improvement solutions and services to the healthcare market, both in the United States and globally.

On October 31, 2014 we entered into a Stock Purchase Agreement by and among Truven Health Analytics Inc, JWA, Joan Wellman, individually, and as a seller representative for other equity holders of JWA, and the other equity holders of JWA and simultaneously closed the acquisition.  The purchase price was approximately $14.0 million (which excludes approximately $2.0 million of employee retention payments).  If the JWA acquisition had been consummated on October 1, 2013, we estimate we would have received incremental annual revenue and incremental annual Adjusted EBITDA in the ranges of approximately $11.0 million to $12.0 million and $2.0 million to $3.0 million respectively for the twelve months ended September 30, 2014.

Recent Developments

If the April 2014 acquisition of Simpler Consulting, LLC had been consummated on October 1, 2013, we estimate we would have received incremental annual revenue and incremental annual Adjusted EBITDA in the amount of $28.0 million and $5.9 million respectively for the twelve months ended September 30, 2014.

We have taken certain actions and expect to take certain additional actions to reduce our future cost of operations.  We estimate the aggregate annual impact of these actions will increase our

Adjusted EBITDA by $8.4 million.  These taken or planned actions, which we expect to be completed by March 31, 2015, include approximately $4.0 million of savings to result from staff reductions in connection with our change in our operating segment structure, $3.5 million in savings by consolidating our office and data center facilities and a $0.9 million reduction in employee benefits costs.  As a result of these actions, we expect to incur one-time expenses of $8.5 million and incur capital expenditures of approximately $9.1 million starting in the quarter ending December 31, 2014, and continuing through the quarter ending March 31, 2015.